EXHIBIT 99.1

Allen Systems Group, Inc. to Acquire Landmark Systems Corporation

     December 6, 2001 (Reston, Virginia) — Allen Systems Group, Inc. (“ASG”) and Landmark Systems Corporation (“Landmark”) announced today that Landmark has accepted a proposal from ASG to acquire all of the outstanding common stock of Landmark not already owned by ASG or its wholly owned subsidiary ASG, Inc. (“ASG Sub”), par value $.01 per share, pursuant to a merger agreement for $4.75 per share in cash (the “Merger”), except for shares owned by Patrick H. McGettigan, Chairman of the Board and a Director of Landmark, and Katherine K. Clark, Chief Executive Officer, President and a Director of Landmark. Mr. McGettigan and Ms. Clark have accepted a proposal from ASG to acquire their shares immediately prior to the Merger for $4.75 per share payable over a period of years plus interest on the unpaid balance. ASG and Landmark have conditioned their agreement on additional terms and conditions affecting the anticipated timing of the Merger, including shareholder and regulatory approval, satisfactory completion of a due diligence inquiry by ASG into the foreign operations of Landmark, the completion of which would occur within twenty days of signing the agreement, and completion of the transaction no later than April 30, 2002.

     Certain statements in this release may be forward-looking statements, which are based on current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from any expected future results, expressed or implied, by the forward-looking statements, including the failure to receive shareholder or regulatory approval, the current financial expectations and assumptions of Landmark’s management, which may be affected by a number of factors, and the failure of the parties to consummate the proposed transactions. Interested parties should refer to the disclosure set forth in Landmark’s recent public filings for additional information regarding risks affecting Landmark’s financial condition and results of operations. Neither ASG, ASG Sub nor Landmark assumes any responsibility to update any of the forward-looking statements contained herein.